Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts: RF Industries Ltd. Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	MKR Investor Relations Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Reports Sales Growth of 57% for the Fourth Quarter and 10% for the Fiscal 2019 Full Year Compared to Last Year

Declares Quarterly Cash Dividend of $0.02 per Common Share

SAN DIEGO, CA, December 18, 2019 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced its financial results for the fourth quarter and fiscal year ended October 31, 2019.

Fourth Quarter Fiscal 2019 Highlights:

•	Net sales increased 57% year over year to $15.5 million
•	Net income increased 70% year over year to $782,000, or $0.08 per diluted share
•	Declared $0.02 per share dividend, the Company’s 38th consecutive quarterly dividend

Fiscal 2019 Highlights:

•	Net sales increased 10% year over year to $55.3 million
•	Net income of $3.5 million, or $0.36 per diluted share
•	Acquired C Enterprises on March 15, 2019
•	RF Connector Segment sales increased 16% year-over-year

Robert Dawson, President and CEO of RF Industries, commented:

“We are pleased to report another strong quarter with sales growth of 57% over the fourth quarter of last year, reflecting the continued progress we are making in the multi-year transformation of our business. During the fiscal year, we steadily grew our core distribution business, while also completing a successful acquisition that broadened and strengthened our product offering for the telecom, data center, and wireless markets. As we move into fiscal 2020, we continue to put the pieces in place to further build a platform for continued growth, including our recent acquisition of Schroff Technologies International and the addition of talent to our leadership team. Finally, we remain focused on our long-term growth plan of reaching $100 million in sales.”

Fourth Quarter Fiscal 2019 Results

Net sales in the fourth quarter of fiscal 2019 were $15.5 million, consistent with the preceding third quarter, and an increase of 57%, or $5.6 million, compared to $9.9 million in the fourth quarter of fiscal 2018. The year-over-year increase in net sales reflects sales contribution from the Company’s acquisition of C Enterprises, as well as growth in both its traditional run rate business and its project work in the OEM and wireless carrier markets.

Gross profit for the fourth quarter was $4.1 million, compared to $4.3 million in the preceding third quarter, and an increase of 40%, or $1.2 million, compared to $3.0 million in the fourth quarter of fiscal 2018. Gross margins were 27% of net sales, compared to 30% of net sales in the fiscal 2018 fourth quarter primarily due to product mix at the Custom Cabling segment as well as increased wages for the Company’s production team.

Selling and general expenses increased $1.1 million to $2.7 million (17% of sales) compared to $1.6 million (16% of net sales) in the fourth quarter last year primarily due to the absorption of the additional selling and general expenses of newly acquired C Enterprises.

Net income for the fourth quarter was $782,000, or $0.08 per diluted share, compared to $1.0 million, or $0.11 per diluted share, in the preceding third quarter, and up 70% compared to $460,000, or $0.05 per diluted share, in the fourth quarter of fiscal 2018.

Fiscal 2019 Full Year Results

Net sales in fiscal 2019 were $55.3 million, an increase of 10%, or $5.1 million, compared to $50.2 million in fiscal 2018, which included the largest series of orders in Company history.

Gross profit for fiscal 2019 was $15.6 million, compared to $17.1 million for fiscal 2018. Gross margins were 28% of net sales compared to 34% of net sales in fiscal 2018 primarily due to product mix at the Custom Cabling segment as well as increased wages for the Company’s production team.

Selling and general expenses for fiscal 2019 increased to $9.7 million (18% of sales), compared to $8.2 million (16% of sales) for fiscal 2018. The increase in selling and general expenses was primarily due to the absorption of the selling and general expenses of the newly acquired C Enterprises.

Net income for fiscal 2019 was $3.5 million, or $0.36 per diluted share, compared to $5.8 million, or $0.61 per diluted share, in fiscal 2018.

Balance Sheet Data; Dividends

At October 31, 2019, the Company reported working capital of $27.6 million, including cash and cash equivalents of $12.5 million, a current ratio of 5.5-to-1 and no outstanding debt. Cash and accounts receivable increased during the year by $4.1 million or 20% over prior year end.

At its December 13, 2019 meeting, the Company’s Board of Directors declared a quarterly cash dividend of $0.02 per common share, payable on January 15, 2020 to stockholders of record on December 31, 2019.

Cash dividends are made at the discretion of the Board of Directors, subject to applicable laws, and depend on a number of factors, including the Company's financial condition, results of operations, capital requirements, plans for future acquisitions, contractual restrictions, general business conditions and other factors considered relevant by our Board of Directors.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today at 1:30 p.m. Pacific Time (4:30 p.m. ET) to discuss its fourth quarter and fiscal 2019 financial results. To access the conference call, dial 800-263-0877 (US and Canada) or 323-794-2094 (International). The conference ID is 5069719. In addition, a live and archived webcast of the conference call will be accessible on the investor relations section of the Company’s website at www.rfindustries.com. A phone replay of the conference call will also be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 844-512-2921 (US and Canada) or 412-317-6671 (International). The replay conference ID is 5069719.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California, Milford, Connecticut and North Kingstown, Rhode Island. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including higher sales, increased future demand for the Company's products, improved margins, improved profitability, and future net sales goals, which are subject to a number of factors that could cause actual results to differ materially.  Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the Company's reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S and foreign nations; the Company's ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base, and its ability to address the changing needs of the market.  Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K.  All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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(tables attached)

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED) (In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	October 31,		October 31,
	2019	2018	2019	2018

Net sales	$15,541	$9,893	$55,325	$50,196
Cost of sales	11,409	6,941	39,688	33,096
Gross profit	4,132	2,952	15,637	17,100

Operating expenses:
Engineering	435	259	1,468	1,480
Selling and general	2,662	1,580	9,710	8,173
Total operating expenses	3,097	1,839	11,178	9,653
Operating income	1,035	1,113	4,459	7,447
Other income	23	28	98	47
Income from continuing operations
before provision for income taxes	1,058	1,141	4,557	7,494
Provision for income taxes	276	224	1,036	1,468
Income from continuing operations	782	917	3,521	6,026
Income from discontinued operations, net of tax	--	(457)	--	(180)
Net income	$782	$460	$3,521	$5,846

Earnings per share - Basic:
Continuing operations	$0.08	$0.10	$0.38	$0.66
Discontinued operations	--	(0.05)	--	(0.02)
Net income per share	$0.08	$0.05	$0.38	$0.64

Earnings per share - Diluted:
Continuing operations	$0.08	$0.09	$0.36	$0.63
Discontinued operations	--	(0.04)	--	(0.02)
Net income per share	$0.08	$0.05	$0.36	$0.61

Weighted average shares outstanding:
Basic	9,405,627	9,283,620	9,358,836	9,105,406
Diluted	9,869,531	9,876,397	9,854,604	9,593,066

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Oct. 31,	Oct. 31,
	2019	2018

ASSETS	(unaudited)	(audited)
CURRENT ASSETS
Cash and cash equivalents	$12,540	$16,334
Trade accounts receivable, net	12,190	4,255
Inventories, net	8,245	7,113
Other current assets	685	828
TOTAL CURRENT ASSETS	33,660	28,530
Property and equipment, net	839	559
Goodwill	1,340	1,340
Amortizable intangible assets, net	1,092	1,367
Non-amortizable intangible assets	657	657
Other assets	112	49
TOTAL ASSETS	$37,700	$32,502

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$2,406	$1,342
Accrued expenses	3,653	3,377
Income Taxes Payable	21	--
TOTAL CURRENT LIABILITIES	6,080	4,719
Other long-term liabilities	87	--
TOTAL LIABILITIES	6,167	4,719
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value;
9,462,267 and 9,291,201 shares issued and outstanding at October 31, 2019 and October 31, 2018, respectively	95	93
Additional paid-in capital	21,949	20,974
Retained earnings	9,489	6,716
TOTAL STOCKHOLDERS' EQUITY	31,533	27,783
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$37,700	$32,502